Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS ANNOUNCES OFFERING OF 2.5 MILLION COMMON SHARES

BLOOMFIELD HILLS, Mich., July 31, 2012 - - Taubman Centers, Inc. (NYSE: TCO), announced today that it plans to sell 2,500,000 common shares in an underwritten public offering pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”).

The underwriters will be granted a 30-day option to purchase up to an additional 375,000 common shares.

The company intends to use the net proceeds of this offering to reduce outstanding borrowings under its $715 million revolving lines of credit.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement, and other documents that the Company has filed with the SEC for more complete information about the Company and the offering.

Goldman, Sachs & Co. is acting as sole bookrunner for the offering. When available, a copy of the preliminary prospectus supplement and prospectus relating to these securities may be obtained by contacting Goldman, Sachs & Co., 200 West Street, New York, New York 10282. Attn: Prospectus Department or by calling toll-free 1-866-471-2526.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of the prospectus and related prospectus supplement.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 27 U.S. owned, leased and/or managed properties, the most productive in the publicly held U.S. regional mall industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan and its Taubman Asia subsidiary is headquartered in Hong Kong.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the final terms of the offering and the final size of such offering, the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, general development risks, and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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